Exhibit (d)(9)

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of December 21, 2007, among, Lillian Acquisition, Inc., (“Merger Sub”) a Delaware corporation and a wholly owned subsidiary of VimpelCom Finance B.V. (“Parent”), Golden Telecom, Inc., a Delaware corporation (the “Company”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under the Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Merger Sub and Parent have entered into that certain Merger Agreement (as defined below), relevant portions of which are attached hereto as Exhibit A, pursuant to which Merger Sub will commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase for cash all of the issued and outstanding shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a price of $105 per share.

WHEREAS, following the consummation of the Offer, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger.

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger, dated as of December     , 2007, by and among the Company, Merger Sub and Parent (the “Merger Agreement”), Merger Sub has agreed to concurrently with execution of the Merger Agreement, deposit $120 million into an Escrow Account (as defined below) to be established by the Escrow Agent pursuant to the terms and conditions of this Agreement.

WHEREAS, Merger Sub and the Company desire (i) to appoint the Escrow Agent to act as escrow agent hereunder in the manner hereinafter set forth and the Escrow Agent is willing to act in such capacity and (ii) that the Escrow Funds (as defined below) be held by the Escrow Agent pursuant to the terms hereof and disbursed solely in accordance with the terms and provisions hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Establishment of Escrow Account. Pursuant to Section 5.8 of the Merger Agreement, Merger Sub is depositing with the Escrow Agent concurrently with the execution of this Agreement cash in the amount of one hundred and twenty million dollars ($120,000,000). Such cash, together with any investment income, or proceeds therefrom, from time to time held by the Escrow Agent pursuant to the terms hereof is herein referred to as the

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“Escrow Funds.” The Escrow Agent hereby agrees to hold and invest the Escrow Funds in a separate account (the “Escrow Account”) as provided in this Agreement. Upon deposit of the Escrow Funds in the Escrow Account, Escrow Agent shall provide prompt written notice thereof to the Company and Merger Sub in accordance with Section 5. The sole purpose of the Escrow Account is to provide a source from which any amounts which may become owing to the Company pursuant to Section 9.2(d) or 9.2(e) of the Merger Agreement may be paid.

Section 2. Investment of the Escrow Funds.

(a) The Escrow Agent shall invest the Escrow Funds as directed by joint written instructions of Merger Sub and the Company delivered from time to time to the Escrow Agent. In the absence of written direction, the Escrow Agent shall invest the Escrow Funds in short-term obligations of the United States government or in a Citibank Money Market Account based on short-term obligations of the United States government. The Escrow Agent shall initially invest the Escrow Funds in Goldman Sachs FS Treasury Fund Administration Class (524). The Escrow Agent shall invest the Escrow Funds on the date of deposit provided that it is received on or before 11:00 a.m. (E.S.T.). Any Escrow Funds received by the Escrow Agent after 11:00 a.m. (E.S.T.) shall be treated as if received on the following Business Day. For purposes of this Agreement “Business Day” shall mean any day that the Escrow Agent is open for business.

(b) Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to such usual and customary fee. Neither Citigroup, Inc. nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(c) Tax Reporting. The Company and Merger Sub and each agree that, for tax reporting purposes, the Escrow Funds shall be allocated to the party to whom the Escrow Funds is disbursed and shall be reported in the year of disbursement on a Form 1099 B, if applicable, in relation to principal and on a Form 1099 INT for interest earned or on a Form 1099 DIV for dividends earned in the case of money market investments.

(d) Certification of Tax Identification Number. The Company and Merger Sub shall each promptly provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) certifying that the Company or the Merger Sub’s status as a beneficial owner of the Escrow Funds for federal income tax purposes. In the event the payee is not the Company or Merger Sub nor a party to this Agreement, the Company and Merger Sub shall each provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or Form W-8 BEN, in case of non-U.S. entity) on such payee prior to payment being made. Each of the Company and Merger Sub understand that, in the event tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.

(e) IRS Circular 230 Disclosure. Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances for an independent tax advisor.

Section 3. Disposition of the Escrow Funds. The Escrow Agent will hold the Escrow Funds in its possession in the Escrow Account until authorized hereunder to deliver such Escrow Funds as follows:

(a) Upon receipt of a joint, duly executed certificate signed on behalf of both Merger Sub and the Company (a “Joint Certificate of Instruction”) stating that the Company is entitled to a payment pursuant to Section 9.2(d) or Section 9.2(e) of the Merger Agreement, which payment is to be made from the Escrow Funds, the Escrow Agent shall, within two (2) Business Days, distribute, by wire transfer of immediately available funds, to (i) the Company from the Escrow Account $120,000,000 and (ii) Merger Sub any remaining Escrow Funds in the Escrow Account.

(b) Upon receipt of a Joint Certificate of Instruction stating that Merger Sub is entitled to receive all of the Escrow Funds, the Escrow Agent shall, within two (2) Business Days distribute, by wire transfer of immediately available funds, to Merger Sub (or another account designated in writing by Merger Sub) all of the Escrow Funds on deposit in the Escrow Account. Merger Sub and the Company shall execute and deliver to the Escrow Agent a Joint Certificate of Instruction instructing the Escrow Agent to release all of the Escrow Funds to Merger Sub upon the first to occur of any of the following events: (i) the Additional Termination Fee has been paid in full in cash, (ii) thirty (30) days after the date the Merger Agreement has been terminated pursuant to the provisions of the Merger Agreement, unless during such thirty (30) day period the Company has initiated a Proceeding against Merger Sub claiming entitlement to the Additional Termination Fee, in which case such no payment shall be made from the Escrow Account until such Proceeding is finally judicially adjudicated or settled, and (iii) the Acceptance Date, provided that in clause (iii) the Escrow Agent has received an irrevocable instruction from Merger Sub countersigned by Seller directing the Escrow Agent to transfer all of the Escrow Funds to the paying agent appointed for the Offer for payment to holders of shares of Common Stock validly tendered into the Offer and not withdrawn. Notwithstanding anything to the contrary set forth in this Section 3(b), receipt of a Joint Certificate of Instruction pursuant to this Section 3(b) shall be conclusive evidence that the Escrow Agent is permitted to immediately release available funds to Merger Sub.

(c) Upon receipt of a copy of a final and nonappealable order of a court of competent jurisdiction with respect to payment of all or any portion of the Escrow Funds, accompanied by a certificate from the presenting party to the effect that the order is final and nonappealable, the Escrow Agent shall deliver the Escrow Funds specified in such award or order to Merger Sub and/or the Company as directed in such award or order.

Whenever the Escrow Agent shall be required to make a payment from the Escrow Account, the Escrow Agent shall pay such amounts by liquidating such investments of the Escrow Funds as directed by the Company and Merger Sub.

Section 4. Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities, including any duty to review or interpret the Merger Agreement, except those expressly set forth herein.

(b) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Account, which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise jointly in writing by Merger Sub and the Company or by order of a court of competent jurisdiction. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed by the Escrow Agent to be signed by the proper party or parties. No relationship described herein shall create a fiduciary relationship with the Escrow Agent and the parties hereto or with any third party.

(c) The Escrow Agent shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct, and the Escrow Agent shall have no duties to anyone except those signing this Agreement. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, (ii) for the acts or omissions of any nominees, correspondents, designees, agents, subagents or subcustodians, or (iii) for the investment or reinvestment of any Escrow Funds, or any liquidation of such investment or reinvestment, executed in accordance with the terms of the Agreement, including, without limitation, any liability for any delays (not resulting from its bad faith, gross negligence or willful misconduct as adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Escrow Funds, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) The Escrow Agent may consult legal counsel in the event of any dispute or question as to the construction of this Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.

(e) In the event of any disagreement between the undersigned or any of them, or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Funds, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by mutual agreement and the Escrow Agent shall have been notified thereof in writing signed by Merger Sub and the Company. In the event of such disagreement which continues for 90 days or more, the Escrow Agent shall file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and shall deposit with the court all documents and property held hereunder. All out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney’s fees shall be borne equally by Merger Sub and the Company and shall be due and payable upon presentation to the Company and Merger Sub of written evidence thereof.

(f) Each of the Company and Merger Sub covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers and directors (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other costs and expenses of defending or preparing to defend against any claim of liability, except to the extent such loss, liability, damage, cost and expense shall be caused by the Indemnified Party’s own bad faith, gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of the Agreement and the resignation or removal of the Escrow Agent.

(g) The Escrow Agent does not own or have any interest in the Escrow Account or the Escrow Funds but is serving as escrow holder only, having only possession thereof and agreeing to hold and distribute the Escrow Funds in accordance with the terms and conditions of this Agreement. This Section 4(g) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

(h) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Funds to (i) any banking corporation or trust company organized under the laws of the United States or of any state which corporation or company is jointly designated by the other parties hereto in writing as successor escrow agent and consents in writing to act as successor escrow agent or (ii) any court of competent jurisdiction; whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (x) the appointment of a successor escrow agent by designation by the other parties to this Agreement and delivery of the Escrow Funds to such successor escrow agent (or delivery of the Escrow Funds to any court of competent jurisdiction) or (y) the day that is 45 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Funds until receipt of a designation of successor escrow agent, a joint written instruction as to disposition of the Escrow Funds by the other parties hereto, or a final order of a court of competent jurisdiction mandating disposition of the Escrow Funds.

(i) The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Agreement and acknowledges receipt of the Escrow Amount. Merger Sub and the Company shall each pay one half of the Escrow Agent’s compensation for its services hereunder, and the Escrow Agent’s compensation for such services shall be as set forth in Schedule I hereto. In addition, Merger Sub and the Company shall each reimburse the Escrow Agent for one half of all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees and out-of-pocket expenses and disbursements of its counsel) promptly upon presentation to the Company and Merger Sub of written evidence thereof.

(j) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, certification, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

Section 5. Notices; Transfer of Funds.

(a) All notices and, subject to Section 15, other communications hereunder shall be in writing, in English, and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of transmittal to the parties at the addresses specified below or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered, upon transmittal, if delivered by facsimile (with written confirmation of transmittal), or on the next business day, if delivered by overnight courier or similar means. Notices shall be delivered as follows:

ESCROW AGENT:	Citibank, N.A.
Global Transaction Services
388 Greenwich Street, 14th Floor
New York, New York 10013
Attn: Barbara Bennett
Title: Vice President
Phone: (212) 816-5621
Fax: (212) 657-2762

MERGER SUB:	Lillian Acquisition, Inc.
c/o VimpelCom Finance B.V.
Teleportboulevard 140
1043 EJ Amsterdam, the Netherlands
Attention: Elena Shmatova
Fax: (31) ###-##-####

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attention: Patrick Dooley, Esq.
Fax: (212) 872-1002

and

Akin Gump Strauss Hauer & Feld LLP
CityPoint, Level 32
One Ropemaker Street
London EC2Y 9AW United Kingdom
Attention: Daniel Walsh, Esq.
Fax: (44) 20-7012-9601

COMPANY:	Golden Telecom, Inc.
2831 29th St, NW
Washington, DC 20008
Attention: General Counsel
Telephone: 202-332-5997
Fax: 202-332-4877

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: 212-735-3000
Facsimile: 212-735-2000
Attention: Patricia Moran, Esq.
Ann Beth Stebbins, Esq.

(b) Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be):

If to the Merger Sub:

Bank: Citibank New York
Account Name: Lillian Acquisition, Inc.
SWIFT: CITIUS33
ABA#: 021000089
A/C#: 3689-0172
Bank Address: 111 Wall Street, New York, New York 10043 USA

If to the Company:

Bank: Citibank
400 N. Clark St.
Chicago, Il. 60610
Golden Telecom, Inc.
Checking Account Number
Bank Routing Number 2710-7080-1

International wires:

Citibank SWIFT Code - CITI US 33
Bank Routing Numbers 0210-0008-9 and 2710-7080-1

If to the Escrow Agent:

Citibank, N.A.
ABA: 0210-0008-9
Account Name: Escrow Concentration Account
CREDIT A/C No.: 36855852 for further credit to 796428
Reference: Lillian/Golden Esc

Section 6. Termination. This Agreement shall automatically terminate upon the final distribution of the Escrow Funds in accordance with the terms hereof.

Section 7. Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 8. Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

Section 9. Entire Agreement. As among Merger Sub, the Company and the Escrow Agent, this Agreement (including the schedules hereto) embodies the entire agreement and understanding in respect of the subject matter contained herein. As between Merger Sub and the Company, this Agreement (including the schedules hereto) and the Merger Agreement (including the schedules and exhibits thereto) embody the entire agreement and understanding in respect of the subject matter contained herein. Without limiting the generality of the foregoing sentence, as between the Company and Merger Sub, Section 9.4 of the Merger Agreement (Limitation of Liability) shall be applicable to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall be permitted to seek monetary damages from Merger Sub in addition to that provided pursuant to such Section 9.4 to the extent, and only to the extent, Merger Sub breaches its payment or reimbursement obligations to the Escrow Agent under this Agreement and the Company performs such obligations on behalf of Merger Sub. Merger Sub and the Company agree that, as between them, any joint and several obligations of Merger Sub and the Company under this Agreement shall be paid one half by Merger Sub and one half by the Company.

Section 10. Amendments. This Agreement may not be amended or modified at any time except in such manner as may be agreed upon by a written instrument executed by each of Merger Sub, the Escrow Agent (or any successor escrow agent designated in accordance with the provisions of Section 4(h) above), and the Company.

Section 11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 12. Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.” Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 14. Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary set forth herein, the remedies provided in this Section 14 shall be available only with respect to the release or delivery of the Escrow Funds as specifically contemplated by this Agreement and nothing in this Section 14 shall in any way modify the provisions of Section 10.13 of the Merger Agreement. In the event of any conflict or inconsistency between Section 10.13 of the Merger Agreement and the terms of this Section 14, the terms of the Merger Agreement shall govern.

Section 15. Instructions, Verification, Communications.

(a) All instructions required under the Agreement shall be delivered to the Escrow Agent in writing, in English, in facsimile form and, if so requested by the Escrow Agent, an original, executed by an Authorized Person (as hereinafter defined) of each of the Company and Merger Sub or an entity acting on its behalf. The identity of such Authorized Persons, as well as their specimen signatures, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers form as set forth on Exhibit B and shall remain in effect until the applicable Company and Merger Sub, or an entity acting on its behalf, notifies Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent and the Company and Merger Sub agree that the above constitutes a commercially reasonable security procedure and further agree to comply with any similar direction or instruction (other than those contained herein or delivered in accordance with the Agreement) from either Company and Merger Sub.

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier, pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Exhibit B. Test Words must contain at least 8 alphanumeric characters, established at document execution and changed each time Exhibit B is updated in accordance with (a) above. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the applicable person(s) specified to the Escrow Agent from time to time by an

Authorized Person and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Company and Merger Sub to the Agreement acknowledge that these security procedures for funds transfers are commercially reasonable.

(c) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Company and Merger Sub hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(d) Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “Email Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the Email Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(e) The provisions of this Section 15 (other than Exhibit B) may be amended by the Escrow Agent unilaterally upon notice to the Company and Merger Sub.

Section 16. Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of (i) the Court of Chancery of the State of Delaware, and (ii) in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto in the Court of Chancery of the State of Delaware or, in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) the Court of Chancery of the State of Delaware, and (ii) in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 16 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 16 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 16. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 19. Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, or “Citigroup” or “Citi” by name, in its capacity as Escrow Agent hereunder, or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by either the Company or Merger Sub hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.

ESCROW AGENT:	CITIBANK, N.A.

	By:	/s/ Barbara Bennett
	Name:	Barbara Bennett
	Title:	Vice President

MERGER SUB	LILLIAN ACQUISITION, INC.

	By:	/s/ Elena Shmatova
	Name:	Elena Shmatova
	Title:	President

COMPANY:	GOLDEN TELECOM, INC.

	By:	/s/ Jean-Pierre Vandromme
	Name:	Jean-Pierre Vandromme
	Title:	Chief Executive Officer

Exhibit A

Relevant Portions of Merger Agreement

acceptance for record of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with the applicable requirements of the FAS; (iii) compliance with the applicable requirements of the applicable Other Antitrust Laws specified in Section 4.3 of the Company Disclosure Letter; (iv) compliance with the applicable requirements of the Exchange Act including the filing and dissemination of the Offer Documents, including filing of the Schedule TO; (v) compliance with any applicable foreign or state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely effect in any material respect, or prevent or materially delay, the consummation of the Offer or the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any Contract which, either individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub.

Section 5.5 Disclosure Documents. None of (a) the Schedule TO or the Offer Documents, at the date each is filed with the SEC (other than as to information supplied by the Company and its Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the Company SEC Reports, as to which no representation is made) or (b) the information supplied or to be supplied by Parent or Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) specifically for inclusion in the Company Proxy/Information Statement, the Company Schedule 13E-3 or Schedule 14D-9 or the information required under Rule 14f-1 will, at the date each is filed with the SEC (in the case of the Company Schedule 13E-3 or the Schedule 14D-9), on the date each is first mailed to stockholders of the Company (in the case of the Company Proxy/Information Statement), or at the time of the Company Stockholder Meeting (if such meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person (other than any Persons retained by the Company or the Special Committee) except UBS Limited is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement in the event the Offer is not consummated.

Section 5.7 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of the executed Debt Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amount set forth therein to VimpelCom for the purpose of VimpelCom providing debt financing for acquisitions, including the acquisition of shares of Common Stock of the Company (the “Financing”). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of VimpelCom and, to the knowledge of Parent, the other parties thereto. The Debt Commitment Letter has not been amended, modified, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of VimpelCom under any term or condition of the Debt Commitment Letter. VimpelCom has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

(b) Merger Sub has delivered to the Company a true, accurate and complete copy of the executed Merger Sub Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, VimpelCom has committed to lend the amount set forth therein to Merger Sub for the purpose of funding the Offer, the Merger and the other transactions contemplated by this Agreement (the “Merger Sub Financing”). The Merger Sub Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto. The Merger Sub Commitment Letter has not been amended, modified, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of VimpelCom or Merger Sub under any term or condition of the Merger Sub Commitment Letter.

(c) Assuming the accuracy of the representations and warranties contained in the first four sentences of Section 4.5(a) and the first sentence of Section 4.5(b), the proceeds of the Merger Sub Financing, together with cash otherwise available to Merger Sub, are sufficient to allow Merger Sub to perform all of its obligations under this Agreement, including payment of (i) the aggregate consideration to be paid in the Offer, (ii) the Merger Consideration, (iii) the Reverse Termination Fee, (iv) the Additional Termination Fee and (v) all fees and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement. There are no contractual contingencies, side letters or similar arrangements under any agreement relating to the transactions contemplated by this Agreement, the Financing or Merger Sub Financing, as the case may be, or the Merger Sub Financing to which Parent, Merger Sub, VimpelCom or any of their Affiliates is a party that would permit the lenders party to the Debt Commitment Letter or VimpelCom with respect to the Merger Sub Commitment Letter to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing or the Merger Sub Financing. Parent and Merger Sub acknowledge that their obligation to consummate the Offer and the Merger are not conditioned on the receipt of the Financing or the Merger Sub Financing.

Section 5.8 Merger Sub.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Acceptance Date will have engaged in no other business activities and prior to the Acceptance Date will have no liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and relief or impose material restrictions on the business or operations of the Company or any of its Subsidiaries;

(o) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund or fail to continue to prosecute any claim that a Tax payment made under objection should be refunded; except that the Company may settle or compromise such claims, or surrender any such right or fail to continue to prosecute such claim in an amount not exceeding $10,000,000 in the aggregate;

(p) make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger, liquidations or dissolutions of wholly owned Subsidiaries of the Company and consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company that would not result in a material increase in Tax liability of the Company or its Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(r) (i) approve, adopt or enter into any stockholders’ rights plan or other anti-takeover measure unless it excludes Parent, Merger Sub, and any of their respective members, stockholders and Affiliates from its operation in all respects; or (ii) take any action that would cause any Takeover Statute to apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby; or

(s) authorize, agree or commit to do any of the foregoing.

Section 6.2 Conduct of Parent and Merger Sub. Merger Sub agrees that, unless otherwise contemplated herein or consented to in writing by the Company, prior to the earlier of (x) the Acceptance Date and (y) the date that is thirty (30) days after the termination of this Agreement (unless, in the case of this clause (y), the Company has initiated a Proceeding against Merger Sub or Parent or made a claim under the Collateral Account Control Agreement or the Escrow Agreement, as applicable, claiming an entitlement to a money payment from Merger Sub or Parent under this Agreement within such thirty (30) day period, in which case the date such Proceeding is finally judicially adjudicated or settled), Merger Sub shall not:

(a) dispose of any material assets or securities held by it;

(b) make any loans, advances or capital contributions to another Person;

(c) pay any dividends or make any distributions;

(d) incur indebtedness, or guarantee any indebtedness of any Person, other than the indebtedness contemplated by the Merger Sub Commitment Letter and any additional indebtedness intended to fund the purchase of shares of Common Stock in the Offer or Merger, including the Collateral Account, the Escrow Account or the costs and expenses incidental to the transactions contemplated by this Agreement; or

(e) otherwise engage in any activities not incidental to the Offer or the Merger.

Notwithstanding the foregoing, to the extent amounts are properly released from the Collateral Account or the Escrow Account to Merger Sub, it may take the actions restricted under clauses (a) – (c) with respect to such amounts.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Stockholder Meeting; Proxy Material.

(a) If the Stockholder Vote is required by Law in order to consummate the Merger, the Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the approval of the Merger and the adoption of this Agreement by the Company stockholders in accordance with applicable Law and as provided in this Agreement as promptly as reasonably practicable following the Expiration Date.

(b) In connection with the Company Stockholder Meeting, if held, the Company will (i) prepare and file with the SEC the Company Proxy/Information Statement as promptly as reasonably practicable, and in any event within twenty (20) Business Days, following the Acceptance Date, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) mail to its stockholders as promptly as reasonably practicable the Company Proxy/Information Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy/Information Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use commercially reasonable best efforts to comply with all requirements of Law applicable to any Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy/Information Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy/Information Statement under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company

(iii) deliver Evidence of Funding in respect of the Definitive VimpelCom Loan Documents to the Company no later than the Financing Documentation Deadline, (iv) satisfy all conditions applicable to VimpelCom in the Definitive VimpelCom Loan Documents; (v) consummate the Financing (to the extent required to pay for shares of Common Stock validly tendered pursuant to the Offer and not withdrawn) as of the Expiration Date following the date as of which all of the Offer Conditions are satisfied or waived and after VimpelCom and the lenders party to the Debt Commitment Letter have entered into the Definitive VimpelCom Loan Documents with respect to the Financing; (vi) consummate the Financing (to the extent, following the Acceptance Date, required to pay for shares of Common Stock validly tendered in any Subsequent Offering Period, and as required to consummate the Merger) and (vii) call a meeting to seek the VimpelCom Shareholder Approval to the extent such approval is determined to be required (in the reasonable judgment of VimpelCom after taking advice from external legal counsel) under applicable Law to approve VimpelCom entering into the Definitive Merger Sub Loan Documents with respect to the Merger Sub Financing. Parent and Merger Sub shall use commercially reasonable best efforts to procure that VimpelCom not approve, agree to, or enter into any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter.

(c) In the event that VimpelCom procures alternative Financing to the Debt Commitment Letter, Parent shall promptly provide the Company with copies of any documentation evidencing such alternative sources of Financing and shall give the Company prompt notice (but in any event within two Business Days) of any material breach by any party to the Debt Commitment Letter or any termination of the Debt Commitment Letter. In such event, Parent shall keep the Company informed on a current basis in reasonable detail of the status of efforts to arrange for the Financing (or replacements thereof). For the avoidance of doubt, if the Financing (or any replacement or alternative financing) and the Merger Sub Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Offer and the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Annex A hereto (including the occurrence of the Financing Documentation Deadline).

Section 7.12 Delivery of Certificate. The Company shall deliver to Parent and Merger Sub certificates, dated within thirty (30) days prior to the Acceptance Date and the Effective Time, respectively, in form and substance reasonably satisfactory to Parent, and consistent with the Treasury Regulation Sections 1.897-2(h) and 1.1.1445-2(c)(3), certifying that the Offer (in the case of the certificate delivered prior to the Acceptance Date) and the Merger (in the case of the certificate delivered prior to the Effective Time) is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval, Short Form Merger. (i) The Merger and this Agreement shall have been approved and adopted by the Stockholder Vote or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its commercially reasonable best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as possible any judgment or order that may be entered).

(c) Acceptance of the Offer. Merger Sub shall have accepted for purchase and paid for the shares of Common Stock tendered pursuant to the Offer in accordance with the terms hereof and thereof.

(d) Waiting Periods. All applicable waiting periods (including any extensions thereof) under FAS and the Other Antitrust Laws shall have expired or been terminated.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated by written notice given to the other parties hereto and the Offer and Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided below and notwithstanding any prior approval of this Agreement by the stockholders of the Company):

(a) prior to the Acceptance Date, by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company, Parent or Merger Sub:

(i) after the Outside Date (as it may be extended), if the Acceptance Date shall not have occurred on or before the Outside Date (as it may be extended) unless the failure of the Acceptance Date to occur by such date is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; or

(ii) if any Restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint.

(c) by the Company, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement; or

(ii) if at any time after the date of this Agreement and prior to the Acceptance Date, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee) shall have concluded in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company pays the Termination Fee payable pursuant to Section 9.2(a) and (B) the Board of Directors of the Company concurrently approves entering into a definitive agreement with respect to such Superior Proposal;

(iii) if Merger Sub (A) fails to commence the Offer within three (3) Business Days following the time period required by Section 1.1(a), (B) terminates the Offer in material violation of the terms of this Agreement or (C) makes any change to the Offer in material violation of Section 1.1(b) of this Agreement but, in the case of clause (iv) and/or (v) of Section 1.1(b), only if Merger Sub shall have failed to cure such actions within three (3) Business Days after having received written notice from the Company stating its intention to terminate and detailing the actions giving rise to such right to terminate; provided, however, in the case of the foregoing clause (A), (B) or (C), that the Company is not then in material breach of this Agreement; or

(iv) if Evidence of Funding is not provided to VimpelCom or Merger Sub, as the case may be, on or before the Financing Documentation Deadline.

(d) by Parent or Merger Sub, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Annex A not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement; or

(ii) if prior to the Acceptance Date, the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Offer and the Merger, or shall have resolved or publicly announced its intent to effect the foregoing; or

(iii) if the Offer expires in accordance with its terms.

Section 9.2 Termination Awards.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall pay as directed by Parent in writing the Termination Fee, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) and on the date of such termination (A) all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived and (B) a Company Acquisition Proposal shall have been publicly announced or publicly disclosed and not withdrawn, and, if within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal, then the Company shall pay as directed by Parent in writing the Termination Fee on the date of such execution or consummation, whichever is earlier (provided that solely for purposes of this Section 9.2(b), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 11.1 except that all references to thirty percent (30%) shall be deemed to be references to a majority).

(c) In the event that this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date and, as of the Outside Date:

(i) all of the Offer Conditions have been satisfied or waived as of the time of such termination other than (A) the conditions set forth in clauses (a), (b) and/or (c) of Annex A (the “Litigation Conditions”) or (B) one or more of the Litigation Conditions and the Minimum Condition or (C) one or more of the Litigation Conditions and the conditions set forth in clauses (d), (e) and/or (f) of Annex A if the failure of such conditions to be satisfied arises from the same underlying circumstances causing one or more of the Litigation Conditions not to be satisfied (and for no other reason) (the “Related Conditions”) or (D) one or more of the Litigation Conditions, the Minimum Condition and one or more of the Related Conditions,

(ii) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Tender Condition shall not be satisfied, or

(iii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement; or

(Y) by the Company pursuant to Section 9.1(c)(i), Section 9.1(c)(iii) or 9.1(c)(iv),

then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement to release an amount equal to the Reverse Termination Fee to the Company or pay as directed by the Company in writing the Reverse Termination Fee (which amount shall constitute liquidated damages and not a penalty)

in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amount is payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(d) In the event that Evidence of Funding is not provided to VimpelCom or Merger Sub, as the case may be, on or before the Financing Documentation Deadline, and this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date and, as of the Outside Date:

(i) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Tender Condition shall not be satisfied, or

(ii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement, or

(Y) by the Company pursuant to Section 9.1(c)(i), Section 9.1(c)(iii) or Section 9.1(c)(iv),

then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement and the Escrow Agreement to release an amount equal to the Reverse Termination Fee and the Additional Termination Fee to the Company or pay as directed by the Company in writing the Additional Termination Fee and the Reverse Termination Fee (which amounts shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amounts (including the Reverse Termination Fee) are payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(e) In the event that this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date after the provision to VimpelCom or Merger Sub, as the case may be, of Evidence of Funding, and, as of the Outside Date:

(i) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Condition shall not be satisfied, or

(ii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement; or

(Y) by the Company pursuant to Section 9.1(c)(i) or 9.1(c)(iii),

and, in each case, VimpelCom shall not have provided to the Company a Lenders Cash Confirmation as of the date of termination, then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement and the Escrow Agreement to release an amount equal to the Reverse Termination Fee and the Additional Termination Fee to the Company or pay as directed by the Company in writing the Additional Termination Fee and the Reverse Termination Fee (which amounts shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that if the Lenders Cash Confirmation has been provided by VimpelCom to the Company as of the date of termination then, in lieu of the foregoing, Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement to release an amount equal to the Reverse Termination Fee or pay as directed by the Company in writing the Reverse Termination Fee (which amount shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amounts (including the Additional Termination Fee and Reverse Termination Fee) are payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(f) Subject to the terms of the Collateral Account Control Agreement and the Escrow Agreement as to amounts held pursuant to the terms thereof, any amount that becomes payable pursuant to this Section 9.2 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. Any amounts received by or on behalf of the Company from either or both the Escrow Account or the Collateral Account shall be credited toward any amounts payable to the Company pursuant to this Section 9.2.

(g) The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If any amounts due pursuant to this Section 9.2 are not paid within the time periods specified in this Section 9.2, the party that fails to make such payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the recipient party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h) Under no circumstances shall Parent and/or Merger Sub be required to pay any amounts under more than one of clauses (c), (d) or (e) of this Section 9.2.

Section 9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except (i) Sections 7.3 (last sentence), 7.8, 9.2, 9.3, 9.4, 10.1, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11, 10.12 and 10.13 (and, if the Acceptance Date has occurred prior to such termination, Sections 7.5 and 10.2) will survive the termination hereof and (ii) subject to Section 9.4, with respect to any liabilities for Damages incurred or suffered as a result of the willful and material breach by any party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.4 Limitation of Liability. Notwithstanding any other provision of this Agreement or otherwise, (x) in no event, whether or not this Agreement has been terminated pursuant to any provision hereof and regardless of the claim or theory of liability, shall Merger Sub, Parent or any of their Affiliates or Representatives, either individually or in the aggregate, be subject to any liability in excess of the Liability Cap for any losses or damages arising out of this Agreement (including under the Escrow Agreement and the Collateral Account Control Agreement) or the transactions contemplated hereby or arising out of any breach or alleged breach by Parent or Merger Sub of this Agreement (or the Escrow Agreement or the Collateral Account Control Agreement), and (y) in no event shall the Company or any person acting on behalf of, or claiming rights through, the Company be entitled to seek monetary damages (including restitution or rescissory damages), individually or in the aggregate, in addition to or in excess of the Liability Cap from Merger Sub, Parent or any of their Affiliates or Representatives. Any amounts received by or on behalf of the Company from either or both the Escrow Account or the Collateral Account shall be considered as received by the Company for purposes of the limitations set forth in this Section 9.4.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent:

VimpelCom Finance B.V.

Teleportboulevard 140

1043 EJ Amsterdam, the Netherlands

Attention: Elena Shmatova

Fax: (31) ###-##-####

with a copy (which shall not constitute notice) to:

Open Joint Stock Company “Vimpel-Communications”

10 Ulitsa 8-Marta, Building 14

Moscow, Russian Federation 127083

Attention: Jeff McGhie, Esq.

Telephone: (7) 495-725-0700

and:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13 Remedies of Parent and Merger Sub. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur to Parent and Merger Sub, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company (or the Company threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement by the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement against the Company, in addition to any other remedy to which they are entitled at law or in equity and it is further agreed that no bond shall be required to be posted by Parent or Merger Sub in connection with the issuance of any injunctive relief. The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. For the avoidance of doubt, in no event shall the Company or any person acting on behalf of, or claiming rights through, the Company be entitled to seek specific performance, injunctive relief or other equitable relief to enforce any obligations of Parent or Merger Sub under this Agreement or any other Person under any other agreement or arrangement relating to or arising from the transactions contemplated by this Agreement; provided, however, that the Company shall be entitled to seek injunctive relief to enforce the Confidentiality Agreement and/or the Escrow Agreement, but only to the extent and in the circumstances that such agreements specifically provide for such relief.

ARTICLE XI

DEFINITIONS

Section 11.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acceptance” has the meaning set forth in Section 1.1(e).

“Acceptance Date” has the meaning set forth in Section 1.1(e).

“Act” means the General Corporation Law of the State of Delaware.

“Additional Termination Fee” means $120,000,000 as liquidated damages.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that the Company shall not be considered an Affiliate of Parent or Merger Sub.

“Agreement” has the meaning set forth in the Preamble.

“Altimo” means Altimo Holdings & Investments Ltd. (formerly Alfa Telecom Limited).

“Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in connection with the conduct of the businesses of the Company and its Subsidiaries.

“A/T Tender Condition” means, as of the time of measurement, both (i) Altimo has tendered into the Offer and not withdrawn all of the shares of Common Stock over which Altimo has dispositive beneficial ownership, and (ii) Telenor has tendered into the Offer and not withdrawn all of the shares of Common Stock over which Telenor has dispositive beneficial ownership.

“Board Actions” has the meaning set forth in Section 1.2(a).

“Business Day” has the meaning ascribed to such term in Rule 14d-1 under the Exchange Act.

“Certificate” has the meaning set forth in Section 2.2(c).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or any other direct or indirect Subsidiaries of VimpelCom relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of assets, a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities or Subsidiary Securities, any tender offer or exchange offer that if consummated would result in any Person or group of

Persons beneficially owning 30% or more of any class or series of Company Securities or the securities of any Subsidiary or Subsidiaries that constitute 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (and/or any Subsidiary or Subsidiaries of the Company whose assets, business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

“Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, whether or not subject to ERISA, formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits and which is maintained or contributed to by the Company, any Subsidiary, or any ERISA Affiliate or under which the Company, any Subsidiary or any ERISA Affiliate has any present or future liability, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company, any Subsidiary, or any ERISA Affiliate or to which the Company, any Subsidiary, or any ERISA Affiliate has any obligation to contribute, or otherwise providing benefits to any current, former or future employee, consultant, officer or director of the Company, any Subsidiary, or any ERISA Affiliate or to any beneficiary or dependent thereof.

“Company Board of Directors” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employee” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” has the meaning set forth in Section 2.5.

“Company Joint Venture” means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Material Contract” has the meaning set forth in Section 4.19(a).

“Company Proxy/Information Statement” means the proxy statement or information statement, as applicable, relating to the approval of the Merger and the adoption of this Agreement by the Company’s stockholders prepared, if required, in accordance with applicable Law and including any information required to be included therein by Schedule 13E-3.

“Company Restricted Shares” means, as of a particular date, Common Stock granted to Company Employees under the Company Benefit Plans that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to the Company Benefit Plans or any applicable restricted stock award agreements and, to the extent set forth in Section 1.1 of the Company Disclosure Letter, the other Common Stock granted to Company Employees that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to any applicable restricted stock award agreements set forth therein.

“Company Schedule 13E-3” has the meaning set forth in Section 1.2(a).

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Shareholders Agreement” means that certain Shareholders Agreement, dated as of August 19, 2003, between and among the Company, Altimo and Telenor, among others.

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Compensation Arrangements” means any Company Benefit Plan or other equity-based plan sponsored or maintained by the Company or any of its Subsidiaries or other plans, agreements, programs, policies or other arrangements of the Company or any of its Subsidiaries pursuant to which any holder of Common Stock or other securities of the Company could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event) or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 15, 2007, by and between VimpelCom and the Company.

“Contract” has the meaning set forth in Section 4.4.

“Current Employees” has the meaning set forth in Section 7.10(b).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Commitment Letter” means the mandate commitment letter dated December 20, 2007, by and among VimpelCom and the lenders party thereto pursuant to which such lenders commit, subject to the terms and conditions thereof to provide debt financing to VimpelCom in the amount of $3,500,000,000.

“Definitive Additional Merger Sub Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Definitive Loan Documentation” means: (i) a definitive facility agreement executed by VimpelCom, as borrower, and one or more financial institutions, as lenders, which facility agreement will provide financing for VimpelCom in the amount and for the purposes and on the terms contemplated by the Debt Commitment Letter (“Definitive VimpelCom Loan Document”), and (ii) a definitive loan agreement executed by VimpelCom, as lender, and Merger Sub, as borrower, which loan agreement will provide financing for Merger Sub in the amount and for the purposes and on the terms contemplated by the Merger Sub Commitment Letter (“Definitive Merger Sub Loan Documents”); in each case, provided that, to the extent Merger Sub executes a definitive loan agreement with other financial institutions or lenders for the purpose of funding up to $250 million of the amount required to purchase Shares in the Offer or Merger, which loan agreement will provide financing to Merger Sub, without credit support from VimpelCom, for purposes of consummating the transactions contemplated hereby (the “Definitive Additional Merger Sub Loan Documents”), then the amount of the financing to be provided pursuant to the agreements referred in clauses (i) and (ii) above may be reduced by the amount to be borrowed under such Definitive Additional Merger Sub Loan Documents.

“Definitive Merger Sub Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Definitive VimpelCom Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Director Effective Time” has the meaning set forth in Section 1.3(a).

“Disbursing Agent” has the meaning set forth in Section 2.4(a).

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environmental, Health and Safety Requirements” means all Laws, concerning or relating to public health, worker/occupational health and pollution or protection of the environment, including those relating in any way to radiation or toxic or hazardous chemicals, materials, substances or wastes, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.17(a).

“Escrow Account” has the meaning set forth in Section 5.8(b).

“Escrow Agreement” has the meaning set forth in Section 5.8(b).

“Evidence of Funding” means, as to each of the Definitive VimpelCom Loan Documents, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger

Sub Loan Documents (a) a copy of the Definitive Loan Documentation executed and delivered by each of the parties thereto; and (b) a copy of the Lenders’ Document Confirmation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means the date on which this Agreement is executed and delivered by each of the parties hereto.

“Expiration Date” has the meaning set forth in Section 1.1(d).

“FAS” means the Federal Antimonopoly Service of the Russian Federation.

“Financing” has the meaning set forth in Section 5.7(a).

“Financing Documentation Deadline” means February 28, 2008; provided, however that, if in the reasonable judgment of VimpelCom after taking advice from external legal counsel, based upon the book value of VimpelCom’s assets as of December 31, 2007 determined in accordance with Russian accounting standards VimpelCom Shareholders Approval is required under applicable law to approve VimpelCom entering into definitive documentation for the Merger Sub Financing, then such deadline shall be April 10, 2008.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“Indemnified Persons” has the meaning set forth in Section 7.5(a).

“Insurance Amount” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing.

“IRS” has the meaning set forth in Section 4.17(a).

“Knowledge of the Company” means the actual knowledge of the persons set forth on Section 11.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines, standards or interpretations having the force of law, permits, rules and bylaws, in each case, of or administered by a Governmental Authority.

“Lenders’ Cash Confirmation” means, as to each of the Definitive VimpelCom Loan Document, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger Sub Loan Documents, either (1) a written confirmation from each of (a) the agent (or other duly appointed representative(s)) for the lenders under the Definitive VimpelCom Loan Document, (b) VimpelCom as Lender under the Definitive Merger Sub Loan Documents and (c) the lender (if there is only one lender) or the agent for the lenders (if there is more than one lender) under the Definitive Additional Merger Sub Loan Documents (if any), confirming that it is not aware of any event or circumstance (including any breach of any representation or any Default or Event of Default under (and as defined in) such documents) which would prevent the borrower thereunder from drawing down the facilities in full on the date thereof or (2) evidence reasonably acceptable to the Company that the borrower thereunder has drawn down all committed amounts thereunder. A written confirmation shall be sufficient for purposes of this definition if it is in such form and on such terms as the lending parties customarily use for the same or similar purpose, and it may provide that it cannot be relied upon by third parties.

“Lenders’ Document Confirmation” means, as to each of the Definitive VimpelCom Loan Document, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger Sub Loan Documents, a written confirmation from each of (a) the agent (or other duly appointed representative(s)) for the lenders under the Definitive VimpelCom Loan Documents, (b) VimpelCom as Lender under the Definitive Merger Sub Loan Documents and (c) the lender (if there is only one lender) or the agent for the lenders (if there is more than one lender) under the Definitive Additional Merger Sub Loan Documents (if any), confirming (i) that each of the documents required at that time to be provided by VimpelCom or its controlled Affiliates as documentary conditions precedent to funding under the relevant Definitive Loan Documentation has been provided and is in a form and substance satisfactory or otherwise acceptable to such lenders (or the facility agent or other duly appointed representative of the lenders as the case may be), or that its provision has been irrevocably waived and (ii) that all of the arrangement and up-front fees due and payable by the borrower and any other loan party under such documents on or before the first utilization thereunder have been paid in full. A written confirmation shall be sufficient for purposes of this definition if it is in such form and on such terms as the lending parties customarily use for the same or similar purpose, and it may provide that it cannot be relied upon by third parties.

“Liability Cap” means the amount equal to the Reverse Termination Fee; provided that, if and only if Merger Sub is required under the terms of this Agreement to pay the Additional Termination Fee, “Liability Cap” shall mean the amount equal to the sum of the Reverse Termination Fee and the Additional Termination Fee.

“Liens” has the meaning set forth in Section 4.6(a).

“Material Adverse Effect” means any event, change, development or occurrence that has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any event, change, development or occurrence to the extent resulting from or arising out of (i) changes in financial, banking or securities markets in the Russian Federation, the United States or elsewhere in the world, (ii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or any earthquakes, hurricanes or other natural disasters or any escalation or worsening thereof, (iii) changes in national or international general economic, financial, political or business conditions (iv) changes in Law or GAAP or authoritative interpretations thereof, (v) changes affecting generally the telecommunications or broadband industries, (vi) the announcement of this Agreement and the transactions contemplated hereby, (vii) changes in the market price or trading volume of the Company’s securities, in and of itself, (viii) the failure of the Company to meet any projections, forecasts, published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself, or (ix) any actions taken, or failure to take action, in each case, to which Parent or Merger Sub has expressly consented or requested in writing, except, in the cases of the foregoing clauses (i) through (v), to the extent such changes referred to therein have a materially disproportionate impact on the assets or liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other for profit industry participants operating in the same or similar businesses and markets as the Company and its Subsidiaries, including VimpelCom.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5% or more of the consolidated assets of the Company and its Subsidiaries as of September 30, 2007, or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters ended September 30, 2007; provided, however, that the following Subsidiaries shall be deemed to be Material Subsidiaries regardless of whether they satisfy the foregoing criteria: ZAO Cortec, OOO Golden Telecom and OOO EDN Sovintel and all intermediary Subsidiaries between the Company and each such Subsidiary.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Commitment Letter” means the commitment letter, dated as of December 20, 2007, by and among VimpelCom and Merger Sub pursuant to which VimpelCom commits, subject to the terms and conditions thereof, to provide debt financing to Merger Sub in the amount of $4,350,000,000.

“Merger Sub Financing” has the meaning set forth in Section 5.7(b).

“Minimum Condition” has the meaning set forth in Annex A hereto.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition other than FAS approval.

“Other Regulatory Approvals Condition” has the meaning set forth in Annex A hereto.

“Outside Date” means 11:59 pm, New York City time, on the date that is six months after execution of this Agreement; provided, however, that if all of the Offer Conditions (other than (x) the Minimum Condition and one or both of the Regulatory Condition and the Other Regulatory Approvals Condition or (y) both the Regulatory Condition and the Other Regulatory Approvals Condition or (z) only the Regulatory Condition or the Other Regulatory Approvals Condition) were satisfied by 11:59 pm on the Business Day prior to the Outside Date, then the Outside Date shall be automatically extended one time only (without any action on the part of the Company, Parent or Merger Sub) to a date forty-five (45) days from the original Outside Date (in which case such date and time, as so extended shall constitute the “Outside Date“).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Permits” means any licenses, franchises, permits, accreditations, certificates, consents, approvals, registrations, qualifications or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books in accordance with GAAP); (ii) mechanics’, carriers’ workmen’s, repairmen’s, materialmen’s or other similar statutory Liens arising in the ordinary course of business or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Company Joint Ventures; (vi) purchase money Liens and Liens securing rental payments under capital leases; and (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, adversely affect in any material respect the current use of the Company’s properties or assets.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.15.

“Recommendation” has the meaning set forth in Section 1.2(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(d).

“Regulatory Condition” has the meaning set forth in Annex A hereto.

“Remaining Director” has the meaning set forth in Section 1.3(a).

“Replacement Policies” has the meaning set forth in Section 7.5(a).

“Representatives” means the officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives of a Person.

“Restraint” has the meaning set forth in Section 8.1(b).

“Reverse Termination Fee” means $80,000,000 as liquidated damages.

“Schedule 13E-3” means a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Offer, the Merger and the other transactions contemplated hereby.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Form Merger” means a merger of a parent with its subsidiary effected without a meeting or vote of the stockholders of the subsidiary pursuant to Section 253 of the Act.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed on May 17, 2007 for the reasons set forth in the resolution establishing such committee.

“Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Subsequent Offering Period” has the meaning set forth in Section 1.1(d).

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, 50% or more of the equity interests of the second Person).

“Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Superior Proposal” means any bona fide, written Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee) in good faith determines by a majority vote (based on such matters as it deems relevant and after consultation with an independent financial advisor and outside counsel), and after taking into account all legal, financial (including any break-up fees and expense reimbursement provisions) and any financing terms of any such proposal, including the likelihood of completion and proposed conditions to Closing, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby; provided, that a “Superior Proposal” shall not include any Company Acquisition Proposal arising out of or resulting from the willful breach of Section 7.4(a).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 1.2(a).

“Tax” means (i) all U.S. Federal, state, local, foreign (including, but not limited to, Russia and the Ukraine) and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability or joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Telenor” means Nye Telenor East Investment AS.

“Term Facility” means the Term Facility Agreement dated 25 January 2007 (as amended and restated on 22 March 2007 and as further amended on 20 November 2007) between the Company, EDN Sovintel LLC and GTS Finance Inc. as original borrowers and original guarantors, Citibank N.A. London Branch and ING Bank N.V. as arrangers, the financial institutions referred to therein as the original lenders and Citibank International Plc as the agent.

“Term Facility Waiver” means a waiver of any breach or default under the Term Facility resulting from the transactions contemplated by this Agreement, including the Offer and the Merger.

“Termination Fee” means $80,000,000.

“Top-Up Option” has the meaning set forth in Section 1.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.4(a).

“Unvested Company Equity Award” has the meaning set forth in Section 2.5(b).

“Vested Company Equity Award” has the meaning set forth in Section 2.5(a).

“VimpelCom” means Vimpel-Communications, an Open Joint Stock Company formed under the Laws of Russia.

“VimpelCom Shareholder Approval” means approval by the shareholders of VimpelCom of the Merger Sub Financing, as required by the Federal Law “On Joint Stock Companies” No. 208-fZ dated December 26, 1995, as amended.

Section 11.2 Terms Generally. The definitions in Section 11.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to December 21, 2007. Unless otherwise specified, any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to “$” and “dollars” are references to the currency of the United States.

[signature page follows]

Exhibit B

List of Authorized Persons

Schedule I

Escrow Agent’s Fees

Mark O’Hare Agency & Trust	Corporate & Investment Banking Citigroup Centre Canary Wharf London E14 5LB

Tel: +44 20 7500 2533 Fax: +44 20 7500 5898 e-mail: mark.ohare@citi.com

17th December 2007

ENGAGEMENT LETTER COVERING

SCHEDULE OF FEES FOR SERVICES AS ESCROW AGENT

FOR LILLIAN ACQUISITION, INC

To Support the Merger with Golden Telecom Inc

Based on the information that has been provided to date, Citibank Agency & Trust would be pleased to act as your Escrow Agent on the terms and conditions described herein.

Acceptance and Administration Fee:

To cover the acceptance of the Account Agent appointment, the review of the governing and supporting documents submitted in connection with the execution and delivery thereof, communication with other members of the working group.

To cover the ordinary administrative functions of the Account Agent, including maintenance of the records, follow-up of the governing and supporting agreements’ provisions, establishment of the accounts, and any other duties required by the Account Agent under the terms of the agreements.

USD 15,000

Legal Fees:

At cost – if required

To expedite the implementation process, Citibank will provide a copy of its standard Escrow Agreement. On the understanding that your counsel assume all ongoing responsibility for the drafting of this agreement to ensure its compliance with the underlying transaction, without any protracted negotiations on the exculpatory clauses already contained therein, then we do not envisage the need to solicit external counsel or incur any additional costs in this regards. However we reserve the right to appoint counsel should the need arise for which all fees and expenses will be passed onto yourselves.

Our fees are based on the following assumptions:

•	The Escrow Agreement to be pursuant to New York Law with the Escrow Account domiciled in New York.

•	USD 120 million will be deposited into the account upon closing of the Escrow.

•	It is anticipated that funds will be held in escrow for approximately 3 months, although it is possible this could be extended.

•	It is anticipated that there will be no more than two debits from the Accounts per month.

•	The account will have no overdraft facility. Any payments instructed with insufficient funds on the escrow account will be rejected.

•	Please note in an event of a material adverse change to the terms and or conditions of this transaction or our described role(s) then Citibank reserves the right to amend its pricing

•	The Acceptance and Administration Fee is payable by Lillian Acquisition Inc

•

Funds will be invested in a Money Market Fund selected from a list provided by Citi. These funds may provide Citibank with Shareholder Servicing fees in addition to the fees being directly billed to you by Citibank. These fees are discussed in the fund’s prospectus, which has been or will be delivered to you prior to investment. If an investment other than a fund on the referenced list is chosen, an investment administration fee of 25 bps will be assessed based upon the average balance of the Escrow or Exchange account(s) on a quarterly basis.

•	This proposal is offered for, and is guaranteed for thirty days from the date on this proposal. After thirty days, this offer can be extended in writing only.

•	Satisfactory internal approvals by Citibank of all parties associated with the Escrow Account are obtained and subject to Citibank’s satisfactory review of the documentation.

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This Engagement Letter does not include properly incurred out-of-pocket expenses, which include, but are not limited to travel and accommodation costs, VAT or other applicable taxes, or for any services that we, or our legal counsel, may be called upon to perform from time to time.

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Should this Engagement Offer Letter be accepted and agreed upon and work commenced on the transaction but subsequently halted for whatever reason an administration fee of USD7,500 together with legal fees incurred, if any, will be still payable in full.

•	This Engagement Offer Letter may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this letter.

I trust you agree that this proposal demonstrates our desire and ability to be of assistance to you in the successful completion of this transaction, should you require any further information then please feel to call me on +44 207 500 2533. In order for us to proceed we will require your counter signature to this letter thus acknowledging your agreement to the terms stated herein. I look forward to hearing from you in due course.

Yours sincerely,	Agreed and Accepted by:

FOR LILLIAN ACQUISITION, INC
/s/ Mark O’Hare
Mark O’Hare
Vice President	Signature:	/s/ Elena Shmatova
	Name:	Elena Shmatova
Citibank NA London	Title:	President
	Company:	Lillian Acquisition, Inc.
	Date:	17.12.2007

The confidentiality of customer information is of the utmost importance to Citigroup. By signing this fee letter you are authorizing Citibank to utilize e-mail for the transmission of your billing invoices. These methods are not secure, and have risks of unauthorized access or tampering. Citibank cannot assume responsibility or any liability whatsoever for breaches of confidentiality, tampering, or non-receipt of data, except where such liability has resulted directly from our own gross negligence. If you prefer not to receive an Email invoice then please mark this box  ☐.

Citibank, N.A. London Branch

Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB United Kingdom.

Tel +44 (0) 20 7986 4000    Fax +44 (0) 20 7986 2266

Registered as a branch in the UK at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB. Registered number BR001018.

Authorised and regulated by the Financial Services Authority.

Citibank, N.A. is incorporated with limited liability in the USA. Head Office: 399 Park Avenue, New York, NY 10043

Citibank, N.A. London Branch

Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB United Kingdom.

Tel +44 (0) 20 7986 4000    Fax +44 (0) 20 7986 2266

Registered as a branch in the UK at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB. Registered number BR001018.

Authorised and regulated by the Financial Services Authority.

Citibank, N.A. is incorporated with limited liability in the USA. Head Office: 399 Park Avenue, New York, NY 10043